Exhibit 99.1

Cholestech Names John (“Jack”) Glenn to Position of Chief Financial Officer

HAYWARD, Calif. – October 14, 2004 – Cholestech Corporation (NASDAQ:CTEC) today announced that Jack Glenn has joined Cholestech as Vice President of Finance and Chief Financial Officer. Mr. Glenn brings to Cholestech more than 15 years of experience in the financial and strategic management of healthcare organizations.

Mr. Glenn joins Cholestech from Invivo Corporation, a provider of monitoring systems for patients in medical settings, where he was Vice President of Finance and Chief Financial Officer since 1990. While at Invivo, Glenn was responsible for the planning, development and leadership of the corporate finance organization of this medical device manufacturer. As part of that role, he directed financial planning and analysis, accounting and financial reporting, SEC reporting and disclosure, audit and corporate governance, treasury, investor relations and acquisition integration. Glenn was involved in several successful acquisitions and participated in two secondary public equity offerings. During his tenure with Invivo, Mr. Glenn played a critical role in the profitable growth of the company, from revenue of $6 million to approximately $65 million, when it was sold to Intermagnetics General Corporation in January 2004.

Previously, Mr. Glenn held the position of Vice President of Finance and Chief Financial Officer at Pillar Corporation where he provided strategic financial leadership and had full management oversight for all corporate finance, accounting and treasury functions. Prior to Pillar, he was an Assistant Vice President with First Interstate Bank, holding positions in corporate banking and commercial real estate lending. He earned a Bachelor of Science degree in Business Administration from the University of Nevada and a Masters of Business Administration from the University of Santa Clara.

Cholestech granted Mr. Glenn a non-qualified stock option to purchase up to 40,000 shares of its common stock, pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The option has an exercise price equal to the fair market value of the Company’s stock on The NASDAQ Stock Market on October 13, 2004, has a seven-year term and vests monthly over four years, subject to continued employment with the Company.

“We are extremely pleased to be able to add someone to our team with such extensive experience and leadership in the finance and accounting function,” said Warren E. Pinckert II, president and chief executive officer of Cholestech. “Jack brings the necessary tools to help us attain our goal of revenue in excess of $100 million within the next three years.”

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding Cholestech’s revenue goals. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: the outcome of ongoing development and marketing efforts; regulatory changes and guidelines affecting the healthcare system in the United States; the availability and pricing of competing products and services and the resulting effects on sales and pricing of our products and services and other factors.

Cholestech Contact:	Investor Contact:
Warren E. Pinckert II	Jim Byers
President and Chief Executive Officer	Financial Dynamics
Cholestech Corporation	415-439-4514
510-732-7200	jbyers@fd-us.com
wpinckert@cholestech.com